Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149200) and Form S-3 (No. 333-159678) of Targa Resources Partners LP of our report dated March 5, 2010, relating to the consolidated balance sheet of Targa Resources GP LLC, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP

Houston, Texas
March 5, 2010